Exhibit 99.2

Press Release

For immediate release

Company contact: Jim Felton, Communications Manager, 303-312-8103, Jennifer Martin, Vice President-Investor Relations, 303-312-8155, or Bob Howard, Chief Financial Officer, 303-312-8104

Bill Barrett Corporation Provides an Update of Fire at West Tavaputs Compressor Station

DENVER – November 21, 2012 – Bill Barrett Corporation (NYSE: BBG) provides an update on the fire at its Dry Canyon compressor station located in its West Tavaputs gas field in the Uinta Basin of northeast Utah. The fire has been extinguished and damage was limited to the compressor station site. The Company confirms that two employees of the Company were injured in the fire and are currently receiving treatment at the University of Utah Hospital Burn Center. No additional information is available on the condition of these employees at this time.

Chairman, CEO and President Fred Barrett comments: “This is a very difficult time for all of us at Bill Barrett Corporation. Our thoughts and prayers are with our injured colleagues for their speedy and complete recovery from the injuries suffered from the fire.”

The State of Utah Fire Marshall and Utah OSHA began their investigations this morning. The cause of the fire has not been determined at this time. The Company will work with authorities to determine a cause as soon as possible. There does not appear to have been any discharge of hazardous materials beyond the compressor site as a result of the fire.

The Company operates three compressor stations at West Tavaputs having total gross capacity of 215 million cubic feet per day (“MMcf/d”). The Dry Canyon compressor station suffered extensive damage and will require significant repairs to return to operations. The Sage Brush and Interplanetary compressor stations were undamaged with the Interplanetary station (100 MMcf/d gross capacity) continuing to operate and the Sage Brush station (35 MMcf/d gross capacity) currently shut down as the Company evaluates the time necessary to repair a connecting pipeline in the area of the fire. Natural gas production from the Prickly Pear area on the west side of the field has not been affected and is currently producing approximately 32.5 MMcf/d net and 48.9 MMcf/d gross while natural gas production from the Peter’s Point area will remain shut-in until natural gas can be rerouted. The timing of rerouting a portion of the Peter’s Point production is not yet determined; however, the Company believes that once it is able to obtain the necessary parts and commence work that the pipeline can be repaired within several days. West Tavaputs current production, prior to the fire, was approximately 84 MMcf/d net (corrected from 88 MMcf/d reported yesterday) and 104 MMcf/d gross.

The Company will provide additional information, including the estimated timing of future production, as it becomes available.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the potential property damage and loss of production related to the aforementioned incident. These forward-looking statements are based on management’s judgment at the time of issuing this report and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect forward-looking statements.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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